Exhibit 99.2
PART I — FINANCIAL INFORMATION
Item 1. Financial Statements.
Subsequent Events
Legal Matters
     On October 6, 2005, a shareholder derivative lawsuit was filed purportedly on our behalf in the 193rd Judicial District of Dallas County, Texas. The lawsuit names as defendants Mr. Greer, Ms. Hornbaker, and current board members Hugh K. Coble, George T. Haymaker, Jr., William C. Rusnack, Michael F. Johnston, Charles M. Rampacek, Kevin E. Sheehan, Diane C. Harris, James O. Rollans and Christopher A. Bartlett. We are named as a nominal defendant. Based primarily on the purported misstatements alleged in the above-described federal securities case, the plaintiff asserts claims against the defendants for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiff alleges that these purported violations of state law occurred between April 2000 and the date of suit. The plaintiff seeks on our behalf an unspecified amount of damages, injunctive relief and/or the imposition of a constructive trust on defendants’ assets, disgorgement of compensation, profits or other benefits received by the defendants from us, and recovery of attorneys’ fees and costs. We strongly believe that the suit was improperly filed and have filed a motion seeking dismissal of the case.
     On February 7, 2006, we received a subpoena from the SEC regarding goods and services that we delivered to Iraq from 1996 through 2003 during the United Nations Oil-for-Food Program. We are in the process of reviewing and responding to the subpoena and intend to cooperate with the SEC. We believe that other companies in our industry (as well as in other industries) have received similar subpoenas and requests for information.
     On March 14, 2006, a shareholder derivative lawsuit was filed purportedly on our behalf in federal court in the Northern District of Texas. The lawsuit names as defendants Mr. Greer, Ms. Hornbaker, and current board members Hugh K. Coble, George T. Haymaker, Jr., Lewis M. Kling, William C. Rusnack, Michael F. Johnston, Charles M. Rampacek, Kevin E. Sheehan, Diane C. Harris, James O. Rollans and Christopher A. Bartlett. We are named as a nominal defendant. Based primarily on certain of the purported misstatements alleged in the above-described federal securities case, the plaintiff asserts claims against the defendants for breaches of fiduciary duty. The plaintiff alleges that the purported breaches of fiduciary duty occurred between 2000 and 2004. The plaintiff seeks on our behalf an unspecified amount of damages, disgorgement by Mr. Greer and Ms. Hornbaker of salaries, bonuses, restricted stock and stock options, and recovery of attorneys’ fees and costs. We strongly believe that the suit was improperly filed and intend to file a motion seeking dismissal of the case.
     Since we manufacture and sell our products globally, we are subject to risks associated with doing business internationally. In March 2006, we initiated a process to determine our compliance posture with respect to U.S. export control laws and regulations. Upon initial investigation, it appears that some product transactions and technology transfers require further research to determine compliance with U.S. export control laws and regulations. With assistance from outside counsel, we are currently involved in a systematic process to conduct further research. Any potential violations of U.S. export control laws and regulations that are identified may result in civil or criminal penalties, including fines and/or suspension of the privilege to engage in export transactions or to have our foreign affiliates receive U.S.-origin goods, software or technology. Because our research into this issue is ongoing, we are unable to determine the extent of any violations or the nature or amount of any potential penalties to which we might be subject to in the future. As a result, we cannot currently predict whether the resolution of this matter will materially adversely affect our financial position or results of operations. At this time, we have not made any provision in our consolidated financial statements for any fines or penalties that might be incurred relating to this matter.